Exhibit 10.9

Contura Energy, Inc.
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
(For Employees)

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Contura Energy, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Stock Units (the “RSUs”) granted to the Participant under the Contura Energy, Inc. 2018 Long-Term Incentive Plan (the “Plan”).
Participant’s Name: [●]

Award Type	“Date of Grant”	Number of RSUs	“Vesting Schedule”[1]
Restricted Stock Units (the “RSUs”)	[●]	[●]	33.3% on [●] 33.3% on [●] 33.4% on [●]
Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant the number of RSUs on the Date of Grant and with the Vesting Schedule, each as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.
IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CONTURA ENERGY, INC.		PARTICIPANT

By:
	Name: [●]	Name: [●]
Title: [●]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:
Contura Energy, Inc.
340 Martin Luther King Jr., Blvd.
Bristol, TN 37620
Attn: [●]
__________________
1 The vesting schedule presented in this form of Award Agreement is indicative. The vesting schedule applicable to awards may vary.

Contura Energy, Inc.
CONTURA ENERGY, INC. 2018 LONG-TERM INCENTIVE PLAN
Terms and Conditions of RSU Grant

1.
GRANT OF RSUs. The RSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Common Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date, as set forth in Section 3.

2.
VESTING. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company through each applicable vesting date. All unvested RSUs shall be immediately forfeited upon a termination of Participant’s employment or service with the Company for any reason, except as otherwise provided in the Company’s Key Employee Separation Plan, if applicable to the Participant. In the event of a Change in Control, the RSUs will be treated in accordance with the terms of the Plan.

3.
SETTLEMENT. Except as otherwise set forth in the Plan, the RSUs will be settled in Common Shares, and the Participant shall receive the number of Common Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which Common Shares shall be delivered on the date that is no later than [●] days following the applicable vesting date, as determined in the Committee’s sole discretion.

4.
DIVIDEND EQUIVALENT PAYMENTS. Until the RSUs settle in Common Shares, if the Company pays a dividend on Common Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her vested and unvested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within [●] days of the vesting date of the RSUs to which such Dividend Equivalents relate.

5.
NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee.

6.
TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company establishes, tax or other withholding obligations arising upon vesting and settlement (as applicable) of the RSUs may be satisfied, in the Committee’s sole discretion, by having the Company withhold Common Shares, tendering Common Shares or by having the Company withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the RSUs settle. In order to comply with applicable accounting standards or the Company's policies in effect from time to time, the Company may limit the amount of Common Shares that the Participant may have withheld or that the Participant may tender. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. Except as set forth herein, the Participant will not have any rights as a stockholder in the Common Shares corresponding to the RSUs prior to settlement of the RSUs.

8.
SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Common Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.

9.
COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.	MISCELLANEOUS.

(a)
No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate or Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any Affiliate or Subsidiary to modify the terms of or terminate the Participant’s employment or service at any time.

(b)	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(c)
Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(d)
Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 12(b) and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

(e)
Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(f)
Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.

(g)
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(h)
Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(i)
Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSU award so that it does not become subject to Section 409A or a “specified employee” waiting period (as described below).
For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.
Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Participant’s termination of employment or service with the Company shall be made to the Participant until his or her termination of employment or service constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a specified employee within the meaning of Section 409A, then to the extent necessary to avoid the imposition of taxes under Section 409A, the Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 10(i) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.
Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any affiliate be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

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